Exhibit 19.1

AMERICAN SHARED HOSPITAL SERVICES
POLICY ON INSIDE INFORMATION AND INSIDER TRADING

Adopted September 7, 2017, as amended and restated June 25, 2021 by the Board of Directors of American Shared Hospital Services

I. Introduction

The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable securities laws by American Shared Hospital Services and its subsidiaries (“ASHS” or the “Company”) and all members of the Board of Directors, officers and employees thereof, in order to preserve the reputation and integrity of ASHS as well as that of all persons affiliated with it.

II.    Applicability

The Policy is applicable to all members of the Board of Directors, officers and employees of ASHS and any individual the Company’s Chief Financial Officer may designate as covered under this Policy from time to time (each, a “Covered Person”).

Questions regarding this policy should be directed to the Chief Financial Officer.

III. Policy

If any Covered Person has material, nonpublic information relating to the Company, it is the Company’s policy that neither the Covered Person nor any Related Person (as defined below) may buy or sell securities of the Company (“Company Securities”) or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to material, nonpublic information relating to any other company with publicly-traded securities, including our customers or suppliers, obtained in the course of employment by or association with ASHS.

Each Covered Person has ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each Covered person must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that his or her Related Persons (as defined below) also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Financial Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.

IV. Definitions/Explanations

A. Who is an “Insider?”

Any person who possesses material, nonpublic information is considered an “insider” as to that information. Insiders include members of the Board of Directors, officers, employees, independent contractors and those persons in a special relationship with the Company, e.g., its auditors, consultants or attorneys. The definition of insider is transaction specific; that is, an individual is an insider with respect to each material, nonpublic item of which he or she is aware.

B. What is “Material” Information?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security given the total mix of information publicly available to the investor or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security – debt or equity.

Some examples of information that is typically material include:

●	Unpublished financial results

●	News of a pending or proposed company transaction

●	Significant changes in corporate objectives

●	News of a significant sale of assets

●	Changes in dividend policies

●	Financial liquidity problems

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis.

C. What is “Nonpublic” Information?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through the Company’s public filings with the SEC or through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, or the Associated Press,. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Generally, one should allow approximately two (2) full trading days following publication as a reasonable waiting period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, Covered Persons and their Related Persons may not trade in Company Securities until Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, Covered Persons and their Related Persons may not trade in Company Securities until Thursday. If the announcement is made on Friday after trading begins, Covered Persons and their Related Persons may not trade in Company Securities until Wednesday of the following week.

D. Who is a “Related Person?”

For purposes of this Policy, a “Related Person” includes any Covered Person’s spouse, minor children (including stepchildren) and anyone else living in a Covered Person’s household; partnerships in which a Covered Person is a general partner; trusts of which a Covered Person is a trustee; estates of which a Covered Person is an executor; and other equivalent legal entities that a Covered Person controls or influences. Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See Section V.D. below for a discussion on the prohibition on “tipping.”

V. Guidelines

A. Non-disclosure of Material Nonpublic Information

Material, nonpublic information must not be disclosed to anyone, except to the persons within the Company or third party agents of the Company (such as investment banking advisors or outside legal counsel) whose positions require them to know it, until such information has been publicly released by the Company.

B. Prohibited Trading in Company Securities

No person may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities (including restricted stock,,options and warrants, initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts, sale of shares as part of a broker-assisted cashless exercise of an option or warrant or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or warrant or any other type of securities that the Company may issue, including (but not limited to) preferred stock or convertible debentures) when he or she has knowledge of material information concerning the Company that has not been disclosed to the public.

This prohibition does not apply to the exercise of employee stock options awarded under any Company incentive plan where no Company common stock is sold in the market to fund the exercise price of an option, including any net exercise of the option pursuant to which the election is made to have shares withheld to satisfy tax withholding requirements. However, this prohibition does apply to (i) any sale of shares subject to an employee stock option as part of a cashless exercise of an option (whether net proceeds are received in cash or shares) and (ii) any other sale or exchange of shares to generate the consideration needed to fund the exercise price of an option.

C. Twenty-Twenty Hindsight

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction an insider should carefully consider how his or her transaction may be construed in the bright light of hindsight. Again, in the event of any questions or uncertainties about the Policy, please consult the Chief Financial Officer.

D. “Tipping” Information to Others

Insiders may be liable for communicating or tipping material nonpublic information to any third party (“tippee”), not limited to just Related Persons. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

V. Restrictions and Requirements

A. Trading in Company Securities; Preclearance Requirements

All Covered Persons and Related Persons are subject to the following restrictions on trading in Company Securities:

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Preclearance Requirement: Preclearance is required from the Company’s Chief Financial Officer before any purchase or sale of Company Securities, including any exercise of stock options or warrants. A request for preclearance to trade in Company Securities should be submitted to the Chief Financial Officer via email at least one business day in advance of the proposed transaction. When a request for preclearance is made, the requestor should summarize the details of the proposed transaction and confirm in the request that the Covered Person (i) has reviewed this Policy and (ii) is not aware of any material nonpublic information concerning the Company. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Preclearance of a transaction is valid only for a 24-hour period. If the transaction order is not placed within that 24-hour period, preclearance of the transaction must be re-requested. If preclearance is denied, the fact of such denial must be kept confidential by the person requesting such preclearance.

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Quarterly Trading Restrictions: No Covered Person or Related Person may purchase or sell Company Securities during a “Quarterly Blackout Period,” which will generally begin on the [fifth] business day prior to the end of the then current fiscal quarter and ends after the second full trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, subject to any Special Blackout Period (defined below) and the preclearance requirement described above, those persons may only purchase or sell Company Securities during the period that begins on the third trading day following the public release of the Company’s quarterly earnings and ends prior to the fifth business day prior to the end of the next fiscal quarter. Trading in Company Securities outside of a Quarterly Blackout Period should not be considered a "safe harbor," and all insiders and other persons should use good judgment at all times to make sure that their trades are not effected while they are in possession of material nonpublic information concerning the Company.

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Special Blackout Period: From time to time the Chief Financial Officer may determine that no purchases or sales of Company Securities by any Covered Person or Related Person may occur (a “Special Blackout Period”) even if a Quarterly Blackout Period is not in effect. No reasons need to be provided to the person who requests permission to trade.

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10b5-1 Plan Exception: The foregoing restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act, as amended (the “10b5-1 Plans”). However, no Covered Persons or Related Persons may enter into, amend or terminate a 10b5-1 Plan relating to Company Securities without the prior approval of the Chief Financial Officer, which will only be given if a Quarterly Blackout Period or Special Blackout Period is not in effect and during a time when such Covered Persons or Related Persons are not in possession of material nonpublic information about the Company.

B. Trading in Other Securities

Covered Persons may not place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another company if the Covered Person learns of material, nonpublic information about the other company in the course of his or her employment with ASHS.

C. Hedging Company Securities

Covered Persons and Related Persons are prohibited from engaging in any hedging transactions (including transactions involving short sales, options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company Securities.

D. Gifts and Donations of Company Securities

All Covered Persons and Related Persons must notify the Chief Financial Officer of any proposed gift or donation of Company Securities or any proposed commitment to give or donate any Company Securities at least two business days before the date of such proposed gift, donation or commitment. If the proposed gift, trade or commitment raises insider trading concerns or other concerns under the federal or state securities laws and regulations, the Chief Financial Officer may impose a temporary block on such gift, donation or commitment. Any temporary block issued by the Chief Financial Officer shall extend for only as long as is absolutely necessary to address the applicable concerns.

E. Use of Company Securities as Collateral

The Company strongly discourages any Covered Persons or Related Persons from using any Company Securities as security or collateral for any debt or obligation, including purchasing Company Securities on margin or holding Company Securities in a margin account. Prior clearance is required from the Board of Directors before any Covered Person or Related Person may use any Company Securities as security or collateral for any debt or obligation, including holding Company Securities in a margin account, and purchasing Company Securities on margin.

Notwithstanding the foregoing, no Covered Person or Related Person will be deemed to be in breach of this Policy solely by virtue of his or her:

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holding Company Securities in an existing margin account in effect prior to the Board’s adoption of this Policy in September 2017 or prior to such person becoming a Covered Person or Related Person, so long as such person takes reasonable steps to segregate such securities into a separate, non-marginable account at his or her earliest convenience, or

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otherwise continuing to use Company Securities as collateral for a debt or obligation if such arrangement was in effect prior to the Board’s adoption of this Policy in September 2017 or prior to such person becoming a Covered Person or Related Person, so long as such person takes reasonable steps to disencumber such securities, unwind such debt or other obligation or otherwise provide substitute collateral (not consisting of Company Securities) therefor at his or her earliest convenience.

VII. Delegation and Authority

The Chief Financial Officer may delegate his or her authority under this Policy from time to time to another officer or to the Board of Directors of the Company or any committee thereof when he or she deems appropriate and in the best interest of the Company.

With respect to transactions by the Chief Executive Officer or the Chief Financial Officer or any Related Person of such officer, the Chief Financial Officer’s authority under this Policy shall be delegated to the Board of Directors or any committee thereof.